Exhibit 10.1

AGREEMENT

BETWEEN:

(1)	RENOL INVEST AS, address: Nåsvegen 304, 6490 Eide, Norway, enterprise number: 927 729 873;

(2)	BRYHNI.COM AS, address: Skjerstadveien 4B, 0378 Oslo, Norway, enterprise number: 992 631 481 (hereinafter referred to as a “Seller” and, collectively, as the “Sellers”);
ON THE ONE PART

and

(3)	BITDEER TECHNOLOGIES GROUP, an exempted company with limited liability incorporated under the laws of Cayman Islands (hereinafter the “Buyer”);
ON THE SECOND PART

(each of the above may hereafter individually be referred to as a “Party”, and collectively as the “Parties”).

IT HAS ON THE 3 APRIL 2024, BEEN AGREED AS FOLLOWS:

1.
On and subject to the terms and conditions in this Agreement, the Sellers shall, on the Closing Date (as defined below), sell all of their respective shares in (i) TROLL HOUSING AS, a private limited liability company incorporated and existing under the laws of Norway with business registration number; 911 678 608 (“Troll Housing”); and (ii) TYDAL DATA CENTER AS, a private limited liability company incorporated and existing under the laws of Norway with business registration number; 927 050 188 (“Tydal DC”, and collectively with Troll Housing the “Target Companies”) to the Buyer and the Buyer hereby irrevocably undertakes to purchase all of the Sellers’ shares in the Target Companies for such Consideration as set out below in the Agreement. Collectively, the Sellers’ shares in the Target Companies (the “Selling Shares”) represent 100% of the Target Companies' issued share capital per the date of this Agreement (the “Signing Date”) and the Closing Date (as defined below). For the avoidance of doubt, the Buyer may designate one or more of its affiliates to be the transferee(s) of the Selling Shares on the Closing Date (as defined below), provided that the Buyer shall continue to be bound by all of its obligations in this Agreement.

2.
The consideration for the Selling Shares under this Agreement (the “Consideration”) shall be paid on the 15 April 2024, unless otherwise agreed in writing (the “Closing Date”) and will be settled as follows:

(i)	US$15,000,000 will be paid in immediately available cash to such bank account instructed by the Sellers in writing to Buyer no later than five calendar days prior to Closing Date; plus

(ii)
the Buyer shall issue Class A ordinary shares, par value US$0.0000001 (“Ordinary Shares”) listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BTDR” (the “Consideration Shares”) to the Sellers on Closing Date. The number of Consideration Shares to be issued by the Buyer to the Sellers on Closing Date shall equal 417,130 Ordinary Shares which represented US$1,960,512 in market value of US$4.7 per Ordinary Share as at 29th November 2023; plus

(iii)
US$15,000,000 shall be settled by the Buyer issuing a secured and freely tradable consideration loan note denominated in US$ with maturity date 5 years following Closing Date, and with a coupon rate of 6 per. cent. per annum (the “Secured Loan Note Instrument”), accompanied by collateral in the form of a first priority share pledge of 100% of the Selling Shares (the “Share Pledge”); plus

(iv)
an “american style” call option to acquire in the case of (a) Renol Invest AS, US$11,625,000, and (b) Bryhni.com AS, US$3,375,000 worth of freely transferrable Ordinary Shares, in each case, at a strike price of US$35.96 per Ordinary Share such option to expire on the later of (a) 5 years after the date of this Agreement, and (b) 6 months after all principal and interest accrued under the Secured Loan Note Instrument is repaid (the “Call Option”), such Call Option to be issued by Buyer, and such Call Option shall be freely transferrable at any time up until its expiration date.

The coupon rate on the Secured Loan Note Instrument shall be paid in monthly installments no later than the 30th day in each month. The Secured Loan Note Instrument and the Share Pledge shall be documented based on Sellers’ previous drafts submitted to the Buyer in March 2022, however, except that the Buyer shall be entitled to repay the Secured Loan Note Instrument at any time in advance of its maturity date. Upon the full repayment of the Secured Loan Note Instrument, the Share Pledge shall be fully discharged (and the Parties shall promptly take all necessary steps to fully discharge the same under Norwegian law, if any).

3.
Buyer has performed a detailed due diligence on the Target Companies, and the Sellers provide no representations and warranties other than its ownership to the Selling Shares and that the Selling Shares on Closing Date will be free and clear of any encumbrances other than the Share Pledge agreed under section 2 of this Agreement. The Selling Shares are sold at Closing Date on an “as is basis”. Buyer may take out a representation and warranty insurance at its own choice and will cover all costs relating to such insurance (if any).

4.
Closing shall take place digitally on the Closing Date. Prior to the Closing Date, the Sellers shall be entitled to resolve distributing dividend from the Target Companies for previous fiscal years including for 2023 and Q1 2024 in accordance with Norwegian law. Five days in advance of Closing Date, the Buyer shall have executed all necessary legal documentation and corporate resolutions required for issuing the Secured Loan Note Instrument accompanied with the Share Pledge.

5.
This Agreement (and the other legal documentations required to complete the transactions set out in this Agreement which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and take effect in accordance with Norwegian Law. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in conformity with the Norwegian Code of Arbitration of 14 May 2004, which is based on the UN Model Law on International Commercial Arbitration (UNICITRAL). Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including provisional injunctive relief or arrest or other pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award or for the purposes of the enforcement or execution of any judgment or other settlement in any other courts. For the purposes of any proceeding authorised by this Clause, each Party consents to the non-exclusive jurisdiction of the courts of Oslo, Norway.

IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorised officers on the day and year first written above.

The SELLER

For and on behalf of: -
RENOL INVEST AS

Name:	Lars Naas / Einar Robert Naas / Nils Olav Naas
Title:	Board members	/s/ Lars Naas / Einar Robert Naas / Nils Olav Naas

For and on behalf of: -

BRYHNI.COM AS

Name:	Haakon Bryhni	/s/ Haakon Bryhni
Title:	Chairman

The BUYER

For and on behalf of: -
BITDEER TECHNOLOGIES GROUP

Name:	Jihan Wu
Title:	Director	/s/ Jihan Wu